UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 3, 2023

ONE STOP SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38371	33-0885351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2235 Enterprise Street #110

Escondido, California 92029

(Address of Principal Executive Offices)

(760) 745-9883

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OSS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 5.02 of this Current Report on Form 8-K (this “Current Report”) regarding the A&R Agreement (as defined in Item 5.02, below) is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in that certain Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2023, One Stop Systems, Inc. (the “Company”) announced that David Raun, the Company’s Chief Executive Officer, will be stepping down, effective upon the appointment of his successor. In connection with the anticipated transition, on April 3, 2023, the Company and Mr. Raun entered into an Amended and Restated Employment Agreement (the “A&R Agreement”), which supersedes that certain Employment Agreement between the Company and Mr. Raun, dated June 24, 2020, as amended by that Amendment to Employment Agreement, dated July 15, 2020 (collectively, the “Prior Agreement”).

The term of the A&R Agreement commenced on April 3, 2023 (the “Effective Date”) and will remain in effect until the earlier of (i) June 24, 2023 and (ii) the first date on which Mr. Raun’s successor commences his or her employment as the Chief Executive Officer of the Company, unless earlier terminated or extended pursuant to terms of the A&R Agreement.

The terms and conditions of the A&R Agreement are substantially similar to those included in the Prior Agreement, with the exception of the following material changes: (i) in addition to his base salary, which remains unchanged, Mr. Raun shall be entitled to receive a retention bonus that is equivalent to 50% of his base salary, which shall be prorated on a daily basis through his termination date; (ii) Mr. Raun shall be eligible to receive, at the sole discretion of the Company’s board of directors, a performance-based grant of 201,000 RSUs (the “Incentive RSUs”) pursuant to the Company’s 2017 Equity Incentive Plan, which, if granted, shall vest at a rate of 183.5 RSUs per day, commencing February 2, 2023 and ending on his termination date, provided that any of such Incentive RSUs that remain unvested as of his termination date shall be forfeited and cancelled; (iii) in addition to those severance payments payable to Mr. Raun in the event that his employment is terminated for a reason other than “good cause,” as set forth in Section 12(b) of the Prior Agreement and A&R Agreement, and except with respect to any unvested Incentive RSUs, all other RSUs held by Mr. Raun that are scheduled to vest within twelve months from his termination date shall be accelerated to vest as of the date of termination, provided, that with respect to that tranche of unvested RSUs held by Mr. Raun that is scheduled to vest on August 3, 2024, the Company further agrees to prorate and accelerate the vesting of that portion of such tranche that would otherwise vest within twelve months of the termination date if vesting of the RSUs in such tranche were to vest on a daily basis (as opposed to a six month basis) (collectively, the “Severance Benefits”); (iv) Mr. Raun shall also be entitled to receive the Severance Benefits in the event that the A&R Agreement expires pursuant to its terms, subject to execution of a release and waiver by Mr. Raun; and (v) the Board agrees to nominate Mr. Raun for election to the Company’s board of directors at the Company’s 2023 Annual Meeting of Shareholders.

The foregoing summary of the terms of the A&R Employment Agreement does not purport to be complete, and is qualified in its entirety by reference to the complete text of the A&R Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 7, 2023, the Company amended its Amended and Restated Bylaws (the “Bylaws”) to (i) revise Article II, Section 2.5 of the Bylaws to incorporate those requirements set forth in Rule 14a-19 of the Securities Exchange Act of 1934, as amended, as recently implemented by the SEC; and (ii) to revise Article II, Section 2.8 of the Bylaws to decrease the quorum threshold necessary to conduct business at shareholder meetings of the Company to one-third of the voting power of the Company’s capital stock issued and outstanding as of the relevant record date. The foregoing amendments are set forth in a Certificate of Amendment to the Bylaws.

Pursuant to Article X of the Bylaws, shareholder approval was not required to amend the Bylaws.

The foregoing summary of the provisions of the Certificate of Amendment does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Certificate of Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Bylaws of the Company, dated April 7, 2023.

10.1	Amended and Restated Employment Agreement between One Stop Systems, Inc. and David Raun, dated April 3, 2023.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE STOP SYSTEMS, INC.

Dated: April 7, 2023	By:	/s/ David Raun
David Raun
President and Chief Executive Officer